UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2025

National CineMedia, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33296	20-5665602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 S. Syracuse Way, Suite 300
Centennial, Colorado		80111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 792-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NCMI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2025, National CineMedia, Inc. (the “Company”) and Thomas F. Lesinski, the Company’s Chief Executive Officer, agreed to extend the term of Mr. Lesinski’s employment agreement (the “Lesinski Amended Employment Agreement”) with the Company to December 31, 2028, with an effective date of January 1, 2026.

The Lesinski Amended Employment Agreement provides that Mr. Lesinski’s annual base salary will be increased to $1,000,000. Mr. Lesinski will also be eligible to participate in the Company’s annual cash bonus program for senior executive officers, with a target annual bonus equal to 100% of his annual base salary. The Company will also provide Mr. Lesinski the opportunity to receive a long-term incentive award with a grant date fair market value of at least $1,000,000 each year during the term, pursuant to such terms as may be determined in the sole discretion of the Compensation and Leadership Committee of the Board (the “Compensation Committee”). Additionally, Mr. Lesinski will receive an award of 1,500,000 options in 2026 that will vest based on thresholds to be determined by the Compensation Committee in connection with the Company’s standard annual long-term incentive grant process expected to occur in the first quarter of 2026.

If Mr. Lesinski’s employment is involuntarily terminated by the Company without “Cause” (as defined in the Lesinski Amended Employment Agreement), he will receive a cash payment in an amount equal to 150% of his annual base salary plus 150% of his target bonus. If Mr. Lesinski’s employment is involuntarily terminated during the 12-month period following a “Change in Control” (as defined in the Lesinski Amended Employment Agreement) he will receive a cash payment in an amount equal to 200% of his annual base salary plus 200% of the target bonus, in addition to payments of an after-tax amount equal to the monthly premium paid by Mr. Lesinski for COBRA coverage under the Company’s group health and dental plans for up to 12 months. Mr. Lesinski’s receipt of the termination payments is contingent upon execution of a general release of any potential claims against the Company.

The other provisions of the Lesinski Amended Employment Agreement, including provisions related to termination, are generally consistent with the terms of Mr. Lesinski’s previous employment agreement as described in the Company’s 2025 Proxy Statement, dated March 21, 2025 and filed with the SEC (the “2025 Proxy Statement”).

On December 22, 2025, the Company and Maria V. Woods, the Company’s Chief Legal Officer and Secretary, agreed to extend the term of Ms. Woods’ employment agreement (the “Woods Amended Employment Agreement”) with the Company to December 31, 2028, with an effective date of December 31, 2025.

The Woods Amended Employment Agreement provides that Ms. Woods’ annual base salary will be increased to $485,000. Ms. Woods will continue to be eligible to participate in the Company’s annual cash bonus program for senior executive officers, with a target annual bonus equal to 75% of her annual base salary. Ms. Woods will also be eligible to receive a long-term incentive award each year during the term in such amounts, if any, and pursuant to such terms as may be determined in the sole discretion of the Compensation Committee.

The other provisions of the Woods Amended Employment Agreement, including provisions related to termination, are generally consistent with the terms of Ms. Woods’ previous employment agreement as described in the Company’s 2025 Proxy Statement.

The foregoing descriptions of the Lesinski Amended Employment Agreement and Woods Amended Employment Agreement do not purport to be complete and each is subject to, and qualified in its entirety by, the full text of such agreement, which is filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement, dated December 22, 2025, by and between National CineMedia, Inc. and Thomas F. Lesinski
10.2	Amended and Restated Employment Agreement, dated December 22, 2025, by and between National CineMedia, Inc. and Maria Woods
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Date:	December 23, 2025	By:	/s/ Ronnie Y. Ng
Ronnie Y. Ng Chief Financial Officer